Exhibit 99.01

Valero Energy Partners LP Reports Third Quarter 2018 Results

•	Reported net income of $70 million and EBITDA of $104 million.

•	Reported net cash provided by operating activities of $89 million and distributable cash flow of $88 million.

•	Announced merger with Valero Energy Corporation (NYSE: VLO, “Valero”).

SAN ANTONIO, October 25, 2018 – Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported third quarter 2018 net income of $70 million, or $0.75 per limited partner common unit, and EBITDA of $104 million. The Partnership reported net cash provided by operating activities of $89 million and distributable cash flow of $88 million. The distribution coverage ratio for the third quarter was 1.6x.

Financial Results
Revenues of $141 million for the third quarter of 2018 were $31 million higher than the third quarter of 2017 due primarily to contributions from the Port Arthur terminal and Parkway Pipeline, which were acquired from subsidiaries of Valero in November 2017. Cost of revenues from lease and customer contracts totaled $33 million in the third quarter of 2018 compared to $26 million in the third quarter of 2017, and total depreciation expense was $19 million in the third quarter of 2018 compared to $12 million in the third quarter of 2017. General and administrative expenses of $4 million were in line with the third quarter of 2017.

Liquidity and Financial Position
As of September 30, 2018, the Partnership had $878 million of total liquidity consisting of $128 million in cash and cash equivalents and $750 million available on its revolving credit facility. Capital expenditures in the third quarter of 2018 were $5 million, including $2 million for expansion and $3 million for maintenance.

The Partnership is targeting capital expenditures of $30 million to $40 million for 2018, which includes $15 million to $20 million for expansion and $15 million to $20 million for maintenance.

On October 18, the board of directors of VLP’s general partner declared a third quarter 2018 cash distribution of $0.551 per unit.

Merger Agreement with Valero
On October 18, 2018, the Partnership and Valero announced the execution of a merger agreement under which Valero plans to acquire all of the Partnership’s outstanding publicly held common units at a price of $42.25 per common unit in cash. This transaction is expected to close as soon as possible following the satisfaction of certain customary closing conditions.

“After considering a range of options, we concluded that a merger would provide the best outcome for VLP unitholders and VLO shareholders,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “The merger offers a premium to VLP’s average trading prices and immediate conversion of VLP’s equity to cash.”

Conference Call
The Partnership’s senior management will host a conference call at 3:00 p.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States (U.S.) that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Senior Manager – Investor Relations, 210-345-4574
Tom Mahrer, Manager – Investor Relations, 210-345-1953
Media:
Lillian Riojas, Executive Director – Media and Communications, 210-345-5002

Forward-Looking Statements
This release contains forward-looking statements. The safe harbor provisions under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 do not apply to forward-looking statements made or referred to in this release. These statements include forward-looking statements related to the proposed merger with Valero as described above, discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “plans,” “target,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict, including the risk that the proposed merger is not consummated on the expected time frame or at all. These factors, as they relate to Valero’s and/or the Partnership’s ability to consummate the merger include, but are not limited to, failure of closing conditions, delays in the consummation of the proposed merger and changes to business plans, as circumstances warrant. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the

Partnership’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the SEC and available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Important Information About the Proposed Merger
The Partnership has filed with the SEC a Current Report on Form 8-K, which contains, among other things, a copy of the merger agreement and the support agreement for the proposed merger with Valero. In connection with the proposed merger, the Partnership will prepare an information statement to be filed with the SEC that will provide additional important information concerning the proposed merger. When completed, a definitive information statement will be mailed to the Partnership’s unitholders. THE PARTNERSHIP’S UNITHOLDERS ARE STRONGLY ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PARTNERSHIP’S INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Partnership’s unitholders will be able to obtain, without charge, copies of the Partnership’s Form 8-K announcing the execution of the merger agreement and the support agreement, the information statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. The Partnership’s unitholders will also be able to obtain, without charge, a copy of the Partnership’s Form 8-K announcing the execution of the merger agreement and the support agreement, the information statement and other documents relating to the proposed merger (when available) at www.valeroenergypartners.com.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under U.S. generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (m) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Statement of income data:
Revenues – related party:
Revenues from lease contracts	$112,078	$85,811	$325,655	$251,580
Revenues from contracts with customer	28,512	23,529	81,504	74,121
Total revenues – related party (a)	140,590	109,340	407,159	325,701
Costs and expenses:
Cost of revenues from lease contracts (excluding depreciation expense reflected below) (b)	26,753	20,202	77,867	59,570
Cost of revenues from contracts with customer (excluding depreciation expense reflected below) (b)	6,176	6,276	19,717	17,508
Depreciation expense associated with lease contracts (c)	15,946	9,288	47,384	27,768
Depreciation expense associated with contracts with customer (c)	3,120	2,825	9,087	8,625
Other operating expenses, (d)	—	537	—	537
General and administrative expenses (e)	4,082	3,865	12,352	11,558
Total costs and expenses	56,077	42,993	166,407	125,566
Operating income	84,513	66,347	240,752	200,135
Other income, net	610	300	1,403	546
Interest and debt expense, net of capitalized interest (f)	(14,348)	(8,747)	(40,527)	(25,587)
Income before income tax expense	70,775	57,900	201,628	175,094
Income tax expense	426	311	1,181	925
Net income	70,349	57,589	200,447	174,169
Less: General partner’s interest in net income	18,203	13,037	52,835	33,923
Limited partners’ interest in net income	$52,146	$44,552	$147,612	$140,246

Net income per limited partner common unit (basic and diluted)	$0.75	$0.65	$2.13	$2.06

Weighted-average limited partner common units outstanding (basic and diluted) (in thousands):
Public	22,482	22,476	22,481	22,310
Valero	46,769	45,687	46,769	45,687

See Notes to Earnings Release Tables beginning on Table Page 4.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit and per barrel amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating highlights:
Pipeline transportation:
Pipeline transportation revenues (a)	$31,563	$23,042	$93,238	$71,076
Pipeline transportation throughput (BPD) (g)	1,141,216	859,473	1,078,958	941,289
Average pipeline transportation revenue per barrel (h) (i)	$0.30	$0.29	$0.32	$0.28
Terminaling:
Terminaling revenues (a)	$107,089	$85,157	$308,756	$252,460
Terminaling throughput (BPD) (j)	3,766,632	2,693,788	3,576,253	2,760,000
Average terminaling revenue per barrel (h) (k)	$0.31	$0.34	$0.32	$0.34
Storage and other revenues (l)	$1,938	$1,141	$5,165	$2,165
Total revenues – related party	$140,590	$109,340	$407,159	$325,701
Capital expenditures:
Maintenance	$2,726	$921	$7,651	$4,294
Expansion	2,159	8,136	10,317	20,003
Total capital expenditures	$4,885	$9,057	$17,968	$24,297
Other financial information:
Net cash provided by operating activities	$89,071	$78,837	$264,228	$219,819
Distributable cash flow (m)	$88,128	$74,732	$254,892	$211,209
Distribution declared per unit	$0.5510	$0.4800	$1.6295	$1.3625
Distribution declared:
Limited partner units – public	$12,394	$10,794	$36,653	$30,635
Limited partner units – Valero	25,769	22,449	76,209	62,768
General partner units – Valero	17,918	12,999	52,126	32,993
Total distribution declared	$56,081	$46,242	$164,988	$126,396
Distribution coverage ratio: Distributable cash flow divided by total distribution declared (m)	1.57x	1.62x	1.54x	1.67x

			September 30, 2018	December 31, 2017
Balance sheet data:
Cash and cash equivalents			$128,199	$42,052
Total assets			1,600,281	1,517,352
Debt (no current portion)			1,274,694	1,275,283
Partners’ capital			279,131	205,797
Working capital			133,091	56,727

See Notes to Earnings Release Tables beginning on Table Page 4.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (m)
(thousands of dollars)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of net income to EBITDA and distributable cash flow:
Net income	$70,349	$57,589	$200,447	$174,169
Plus:
Depreciation expense	19,066	12,113	56,471	36,393
Interest and debt expense, net of capitalized interest	14,348	8,747	40,527	25,587
Income tax expense	426	311	1,181	925
EBITDA	104,189	78,760	298,626	237,074
Plus:
Adjustments related to minimum throughput commitments	91	(15)	(98)	(1,740)
Less:
Cash interest paid	13,426	3,092	35,067	19,136
Income taxes paid	—	—	918	695
Maintenance capital expenditures	2,726	921	7,651	4,294
Distributable cash flow	$88,128	$74,732	$254,892	$211,209
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow:
Net cash provided by operating activities	$89,071	$78,837	$264,228	$219,819
Plus:
Changes in current assets and current liabilities	1,239	(8,722)	(4,862)	(7,988)
Changes in deferred charges and credits and other operating activities, net	(783)	(324)	(2,155)	(1,016)
Interest and debt expense, net of capitalized interest	14,348	8,747	40,527	25,587
Current income tax expense	314	222	888	672
EBITDA	104,189	78,760	298,626	237,074
Plus:
Adjustments related to minimum throughput commitments	91	(15)	(98)	(1,740)
Less:
Cash interest paid	13,426	3,092	35,067	19,136
Income taxes paid	—	—	918	695
Maintenance capital expenditures	2,726	921	7,651	4,294
Distributable cash flow	$88,128	$74,732	$254,892	$211,209

See Notes to Earnings Release Tables beginning on Table Page 4.

Table Page 3

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES

(a)
The increase in “total revenues – related party” in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 was due primarily to the following:

•
Revenues from a terminal and pipeline system acquired from Valero Energy Corporation (Valero) in November 2017. We generated revenues of $16.4 million and $47.5 million from the operations of our Port Arthur terminal and $6.8 million and $19.3 million from our Parkway pipeline in the three and nine months ended September 30, 2018, respectively.

•
Higher throughput volumes. We experienced a 12 percent and 3 percent increase in volumes handled at our other terminals in the three and nine months ended September 30, 2018, respectively, compared to the three and nine months ended September 30, 2017. The increase in volumes had a favorable impact to our operating revenues of $5.6 million and $8.8 million in the three and nine months ended September 30, 2018, respectively.

We experienced a 23 percent increase in volumes handled at our other pipelines in the three months ended September 30, 2018 compared to the three months ended September 30, 2017. The increase in volumes had a favorable impact to our operating revenues of $1.8 million in the three months ended September 30, 2018.

•
Incremental revenues from our rail loading facility and storage tank placed in service in May 2017 and April 2018, respectively. Our rail loading facility and new storage tank at our St. Charles terminal generated combined incremental revenues of $800,000 and $3.0 million in the three and nine months ended September 30, 2018, respectively, compared to the three and nine months ended September 30, 2017.

(b)
The combined increase in cost of revenues in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 was due primarily to expenses of $5.6 million and $18.5 million, respectively, related to our Port Arthur terminal and Parkway pipeline, which were acquired in November 2017.

(c)
The combined increase in depreciation expense in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 was due primarily to depreciation expense of $5.8 million and $17.5 million, respectively, associated with the assets that compose our Port Arthur terminal and Parkway pipeline, which were acquired in November 2017.

(d)
Other operating expenses reflects the uninsured portion of our property damage losses and repair costs incurred in the three and nine months ended September 30, 2017 as a result of damages caused by Hurricane Harvey primarily at our Houston terminal and Port Arthur products system.

(e)
The increase in general and administrative expenses in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 was due primarily to incremental costs of $173,000 and $518,000, respectively, related to the management fee charged to us by Valero for additional services provided to us as a result of our acquisition of our Port Arthur terminal and Parkway pipeline, which were acquired in November 2017, and an increase of $139,000 and $340,000, respectively, in professional fees. These increases were partially offset by minor reductions in other expenses.

Table Page 4

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(f)
The increase in “interest and debt expense, net of capitalized interest” in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 was due primarily to the following:

•
Incremental borrowings in connection with acquisitions. In connection with the acquisitions of the Port Arthur terminal and Parkway pipeline in November 2017, we borrowed $380.0 million under our revolving credit facility. Interest expense on the incremental borrowings was $3.5 million and $9.7 million in the three and nine months ended September 30, 2018, respectively.

•
Incremental interest expense on senior notes. In March 2018, we issued $500.0 million of 4.5 percent senior notes due March 2028. We used the gross proceeds of $498.3 million to repay the outstanding balance of $410.0 million under our revolving credit facility and $85.0 million on a portion of the outstanding balance under one of our subordinated credit agreements with Valero. The interest rate on these senior notes is higher than the interest rates on our revolving credit facility and our subordinated credit agreements with Valero, thereby increasing the effective interest rate in 2018. Incremental interest expense resulting from these senior notes was approximately $1.1 million and $2.5 million, respectively, in the three and nine months ended September 30, 2018.

•
Higher interest rates in 2018. Borrowings under our revolving credit facility and our subordinated credit agreements with Valero bear interest at variable rates. We incurred additional interest of $573,000 and $2.0 million in the three and nine months ended September 30, 2018, respectively, on these borrowings due to higher interest rates in 2018 compared to 2017.

(g)
The volumes reflected represent the sum of volumes transported through each separately tariffed pipeline segment divided by the number of days in the period. The increase in pipeline transportation throughput in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 was due primarily to the effect from new volumes at our Parkway pipeline.

(h)
Management uses average revenue per barrel to evaluate operating and financial performance and compare results to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance.

(i)
Average pipeline transportation revenue per barrel was higher in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 due primarily to higher revenue per barrel generated by our Parkway pipeline compared to the average revenue per barrel generated by our other pipelines.

(j)
The volumes reflected represent the sum of throughput volumes at each of our terminals divided by the number of days in the period. The increase in terminaling throughput in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 was due primarily to incremental throughput volumes attributed to our Port Arthur terminal.

(k)
Average terminaling revenue per barrel was lower in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 due primarily to lower revenue per barrel generated by our Port Arthur terminal compared to the average revenue per barrel generated by our other terminals.

(l)
Storage and other revenues were higher in the three and nine months ended September 30, 2018 compared to the three and nine months ended September 30, 2017 due primarily to revenues generated by our rail loading facility and storage tank at our St. Charles terminal, which were placed in service in May 2017 and April 2018, respectively.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(m)	Defined terms are as follows:

•	EBITDA is defined as net income plus income tax expense, interest expense, and depreciation expense.

•
Distributable cash flow is defined as EBITDA plus (i) adjustments related to minimum throughput commitments; less (ii) cash payments during the period for interest, income taxes, and maintenance capital expenditures.

•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

These terms are not defined under United States (U.S.) generally accepted accounting principles (GAAP) and are considered non-GAAP measures. Management has defined these terms and believes that the presentation of the associated measures is useful to external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with U.S. GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the distribution coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared.

Table Page 6